Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-166185, 333-182798 and 333-186499 on Form S-8 and the Registration Statement No. 333-179366 on Form S-3 of our reports dated March 22, 2013, relating to the consolidated financial statements and financial statement schedule of Chambers Street Properties and subsidiaries and the effectiveness of Chambers Street Properties’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Chambers Street Properties for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

March 22, 2013